Filed Pursuant to Rule 433

Registration Statement No. 333-196343

January 13, 2015

THE TORONTO-DOMINION BANK

US$100,000,000 REOPENING OF FLOATING RATE SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2017

FINAL TERM SHEET

DATED JANUARY 13, 2015

This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated January 13, 2015, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 6, 2014 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated June 6, 2014.

Issuer:	The Toronto-Dominion Bank

Issue:	Floating Rate Senior Medium-Term Notes, Series A, due 2017 (the “Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aa1 (outlook: negative) / Standard & Poor’s: AA- (outlook: negative)

Aggregate Principal Amount Initially Issued on January 13, 2015:	US$1,100,000,000

Aggregate Principal Amount to Be Issued in Reopening:	US$100,000,000

Aggregate Principal Amount, After Giving Effect to Reopening:	US$1,200,000,000

Issue Price:	100.00%

Trade Date of Reopening:	January 13, 2015

Settlement Date of Reopening (T+2):	January 15, 2015 (DTC)

Maturity Date:	January 6, 2017

Minimum Denomination:	US$2,000 and multiples of US$1,000

Base Rate:	USD LIBOR

Index Maturity:	Three months

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Spread:	+26 basis points

Commissions:	0.20%

Interest Payment Dates and Interest Reset Dates:	Quarterly, on January 6, April 6, July 6 and October 6 of each year, beginning April 6, 2015 (short first coupon).

Interest Determination Date:	The second London business day preceding the applicable Interest Reset Date.

Record Dates for Interest Payments:	The fifteenth calendar day prior to the applicable Interest Payment Date.

Day Count Fraction:	Actual/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts (as described in the pricing supplement), the Issuer may, at its option, redeem the Notes in whole, but not in part, at any time before maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Listing:	None

Joint Book-Runners:	TD Securities (USA) LLC Citigroup Global Markets Inc.

CUSIP / ISIN:	89114QAX6 / US89114QAX60

The US$100,000,000 aggregate principal amount of Notes offered by this final term sheet will have the same terms as, and be fungible with, the Issuer’s series of US$1,100,000,000 aggregate principal amount of Floating Rate Senior Medium-Term Notes, Series A, Due 2017 issued on January 13, 2015.

The Issuer has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Book-Runners will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846 or Citigroup Global Markets Inc. at 1-800-831-9146.